Exhibit 4.24

Wholesale Commercial Services Agreement

between

Telecom New Zealand Limited

and its permitted transferees (“the Service Provider”)

Chorus New Zealand Limited

and its permitted transferees (“Chorus”)

COMMENCEMENT DATE

This Agreement will commence on 1 December 2011 (“Commencement Date”).

PARTIES’ AGREEMENT

Chorus and the Service Provider agree that Chorus will provide to the Service Provider, and the Service Provider will accept and pay for, the Services on the terms and conditions set out in this Agreement (including the Attachments).

The Attachments are:

(a)	the Service Description for each service purchased by the Service Provider under this Agreement;

(b)	the Price List for each service purchased by the Service Provider under this Agreement;

(c)	the Operations Manual; and

(d)	the Special Terms for each service or category of services purchased by the Service Provider under this Agreement.

Signatures

For Telecom New Zealand Limited	For Chorus New Zealand Limited

Signature	Signature

David Hovercroft	Mark Ratcliffe
Name	Name

GCTO	CEO
Position	Position

15-11-11	15-11-11
Date	Date

CONTENTS

1.	SCOPE	5

2.	DEFINITIONS	5

3.	INTERPRETATION	9

4.	GUIDING PRINCIPLES	9

5.	CONDITIONS OF PROVIDING SERVICES	10

6.	SERVICE DESCRIPTIONS	11

7.	PRICE LIST	12

8.	OPERATIONS MANUAL AND SPECIAL TERMS	12

9.	ORDERING SERVICES	13

10.	THE SERVICE PROVIDER’S RESPONSIBILITIES WHEN CHORUS PROVIDES A SERVICE	13

11.	EQUIPMENT RESPONSIBILITIES	14

12.	SOFTWARE	15

13.	SAFEGUARDING CHORUS’ NETWORK AND EQUIPMENT	16

14.	ADVERSE NETWORK EVENTS	17

15.	PROPERTY RIGHTS	17

16.	PERSONAL PROPERTY SECURITIES ACT 1999	17

17.	INTELLECTUAL PROPERTY	18

18.	FORECASTS	18

19.	NOTIFICATION AND SUSPENSION FOR OUTAGES AND FAULTS	18
	Planned Outages	19
	Unplanned Outages	19

20.	CHORUS’ RESPONSIBILITY FOR FAULTS	20

21.	DIAGNOSING, REPORTING AND FIXING FAULTS	20
	Reporting faults to Chorus	20
	Fixing faults	21

22.	DEFAULT NOTICE	22

23.	SUSPENSION OF SUPPLY	22
	Suspension of supply following consultation and Default Notice	22
	Suspension of restriction following Default Notice	23
	Immediate suspension or restriction	23

24.	CHARGING PRINCIPLES	24

25.	INVOICES	24

26.	PAYMENT	25
	Electronic invoicing and billing reports	25
	Time limit for invoicing	25

27.	NON-PAYMENT	25
	Suspension following Non-Payment Notice	26

28.	INVOICE DISPUTES	26
	Dealing with Invoice Error Disputes	26
	Other Invoice Disputes	27
	Interest on unpaid amounts	27
	Calculation of interest	27

29.	SERVICE PROVIDER’S LIABILITY	27
	Limitation of the Service Provider’s Group’s liability	27
	Exclusion of the Service Provider’s Group’s liability	28
	Time Bar	28
	Exceptions to the limitation and exclusion of the members of the Service Provider’s Group’s liability	28
	Costs of recovering Charges	28
	The Service Provider’s liability for Customer and End User claims	28
	Mitigating Loss	28
	Chorus Group and Service Provider’s Group	28

30.	CHORUS’ LIABILITY	29
	Limitation of the Chorus Group’s liability	29
	Exclusion of Chorus Group’s liability	29
	Time bar	29
	Exceptions to the limitation and exclusions of Chorus Group’s liability	29
	Mitigating Loss	30

31.	FORCE MAJEURE	30

32.	CERTAIN RIGHTS NOT EXCLUDED	31

33.	CONFIDENTIAL INFORMATION	31

34.	THE SERVICE PROVIDER’S INFORMATION	34

35.	DISPUTE RESOLUTION	34
	General	34
	Notice of Dispute	34
	Response to Dispute Notice	35
	Negotiations	35
	Dispute resolution options where negotiations fail	35
	Mediation	35
	Expert Decision	35
	Arbitration	36
	Interlocutory or injunctive relief	37

36.	TERMINATION	37
	Early termination of Agreement by the Service Provider	37
	Termination of provision of a particular Service by the Service Provider	38

37.	FIXED TERMS	38

38.	RIGHTS AND RESPONSIBILITIES CONTINUE	39

39.	HEALTH AND SAFETY	39

40.	CONSUMER GUARANTEES ACT	39

41.	TRANSFER OF A PARTY’S INTERESTS	39

42.	REPRESENTATIONS	39

43.	VARIATION	40

44.	SUBCONTRACTING	40

45.	INDEPENDENT CONTRACTOR/PRIVITY	40

46.	PREVAILING TERMS	40

47.	ENTIRE AGREEMENT	40

48.	NO WAIVER	41

49.	NOTICES	41
	The Service Provider contact address:	41
	Chorus contact address:	41

50.	SEVERING UNLAWFUL TERMS	42

51.	REGULATORY EVENT	42

52.	GOVERNING LAW	42

1.	Scope

1.1	This Agreement covers the supply by Chorus of commercial wholesale telecommunications services to the Service Provider and associated matters.

1.2	The only services that are available for supply by Chorus under this Agreement:

(a)	are listed on Chorus’ website http://www.chorus.co.nz/; and

(b)	are services that Chorus has notified the Service Provider are to be added to that list under section 6.

1.3	The services cannot be sold to Customers, but can be:

(a)	used by the Service Provider as intermediary inputs into services offered by the Service Provider; or

(b)	resold by the Service Provider to Other Service Providers.

1.4	Chorus may also supply wholesale telecommunications services to the Service Provider in accordance with standard terms determinations issued by the Commission, under a Chorus Services Agreement or under a UFB Services Agreement. For the avoidance of doubt, such services are not supplied under this Agreement.

1.5	This Agreement is conditional on the Separation Deed becoming unconditional and if this condition is not fulfilled by 30 June 2012, Chorus may (in its absolute and unfettered discretion) by written notice to the Service Provider terminate this Agreement at any time.

UNDERSTANDING THESE TERMS

2.	Definitions

2.1	In this Agreement:

“Act”	means the Telecommunications Act 2001.

“Agreement”	means this Wholesale Commercial Services Agreement (including the Attachments).

“Attachments”	means the Attachments described on the first page of this Agreement which form part of this Agreement.

“Bank”	means any body registered as a registered bank under section 69 of the Reserve Bank of New Zealand Act 1989.

“Bill Rate”	means the average 90 day bank bill mid rate as quoted on Reuters Screen page BKBM or the equivalent page replacing page BKBM (known at the date of this Agreement as the FRA rate) at or about 10.45am on the relevant date or, if at that time page BKBM or the equivalent replacement page is not available, the last rate quoted on that page before it became unavailable.

“Charges”	means all amounts payable under this Agreement for Services Chorus provides to the Service Provider.

“Chorus”	means Chorus New Zealand Limited.

“Chorus Group”	means, subject to clause 29.9(a), Chorus and every Related Company of Chorus, all officers, contractors, employees and agents of any of those companies, and everyone else any of those companies is responsible for.

“Chorus’ Equipment”	means any equipment Chorus provides to the Service Provider as part of any Service.

“Chorus’ Network”	means the telecommunication system whether fixed, mobile or wireless from time to time of the Chorus Group which Chorus uses to provide Services to the Service Provider including all transmission media, equipment and related support systems but excluding Chorus’ Equipment or anything on the Service Provider’s side of a handover point (or other demarcation point between Chorus’ Network and the premises or line of the Service Provider).

“Chorus System”	includes:

(a) any operational support system of Chorus and any functionalities of such system provided to the Service Provider under this Agreement; and

(b) OO&T and OFM.

“Commencement Date”	has the meaning given on the first page of this Agreement.

“Commission”	means the Commerce Commission in the course of performing its functions under the Act.

“Confidential Customer Information”	has the meaning given in clause 33.1.

“Confidential Information”	has the meaning given in clause 33.1.

“Customer”	means:

(a)        in relation to Chorus, a person (other than the Service Provider) to whom Chorus is supplying telecommunications related services pursuant to a contractual relationship or any law or regulation; or

(b)       in relation to the Service Provider, a person to whom the Service Provider is providing telecommunications related services that use or involve Services provided to the Service Provider under this Agreement pursuant to a contractual relationship.

For the avoidance of doubt, a “Customer” may include an Other Service Provider.

“Customer Transfer Code”	means:

(a)        for regulated telecommunications services, the Code for the Transfer of Telecommunications Services issued by the Telecommunications Carriers’ Forum and approved by the Commission dated 12 October 2006; and

(b)       for non regulated telecommunications services, the Code for the Transfer of Non Regulated Telecommunications Services issued and endorsed by the Telecommunications Carriers’ Forum dated 3 November 2006.

“Deadlock”	has the meaning given in clause 35.4.

“Default”	means any failure, refusal or inability by a party to meet any of its responsibilities under this Agreement.

“Default Notice”	has the meaning given in clause 22.1.

“Dispute”	has the meaning given in clause 35.1.

“Dispute Notice”	has the meaning given in clause 35.2.

“Eligibility Criteria”	means the eligibility criteria (if any) listed in a Service Description, including whether a Service is available for sale and whether a Service can be transferred.

“End User”	has the meaning given in the Crown Fibre Holdings Wholesale Services Agreement.

“End User Terms”	has the meaning given in the Crown Fibre Holdings Wholesale Services Agreement.

“Force Majeure”	has the meaning given in clause 31.1.

“Indirect Damages”	means any liability resulting from or arising under or in connection with this Agreement (whether based in contract, tort, statute or otherwise) for:

(a) indirect, incidental or consequential economic loss or damage; or

(b) loss of profit, loss of revenue, loss of production, loss of income, loss of business, loss of anticipated savings, loss of entitlement to special damages and loss of opportunity.

“Intellectual Property”	means any patent, copyright, design, trade name, trademark, service mark or other intellectual property right (whether registered or not) including ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, tracings, diagrams, models and other information relating to any such intellectual property.

“Invoice Error”	has the meaning given in clause 28.1.

“MAC”	means any move, add, change or discontinuance in relation to any Service.

“Network”	means either the Service Provider’s Network or Chorus’ Network, as the context requires.

“New Service Request”	means a request by the Service Provider to purchase a Service in accordance with the Operations Manual.

“Non-Payment Notice”	has the meaning given in clause 27.1.

“Notice”	means a notice in writing provided in accordance with section 49.

“OFM”	means Chorus’ Online Faults Management system.

“OO&T”	means Chorus’ Wholesale Electronic Online Ordering and Tracking system, as described in the Operations Manual.

“Operations Manual”	means the operations manual forming part of this Agreement.

“Other Service Provider”	means:

(a)        in relation to Chorus, a person who has an interconnection agreement and/or wholesale services agreement with Chorus, but does not include any member of the Chorus Group or any member of the Service Provider’s Group; and

(b)       in relation to the Service Provider, a person who has an interconnection agreement and/or wholesale services agreement with the Service Provider, but does not include any member of the Service Provider’s Group or any member of the Chorus Group.

“Price List”	means the Price List for a Service forming part of this Agreement.

“Regulatory Event”	has the meaning set out in section 51.

“Related Company”	has the meaning in section 2(3) of the Companies Act 1993 (read as if the expression “company” in that subsection included any body corporate, wherever incorporated).

“Separation Deed”	means the separation deed between Telecom Corporation of New Zealand Limited and Chorus giving effect to the arrangement to demerge Chorus from Telecom Corporation of New Zealand Limited as approved by the High Court of New Zealand.

“Service Description”	means the service description for a Service forming part of this Agreement.

“services”	means services, products and/or goods.

“Services”	means all or (as the context permits) any part of the services to be provided under this Agreement by Chorus to the Service Provider.

“the Service Provider”	means the Service Provider identified on the first page of this Agreement, and includes its permitted transferees.

“Service Provider’s Group”	means, subject to clause 29.9(b), the Service Provider and every Related Company of the Service Provider, all officers, contractors, employees and agents of any of those companies, and everyone else any of those companies is responsible for.

“Service Provider’s Network”	means the telecommunication system of the Service Provider, whether fixed, mobile or wireless from time to time of the Service Provider, which it uses to provide services to its Customers including all transmission media, equipment and related support systems but excluding anything on Chorus’ side of a handover point (or other demarcation point between Chorus’ Network and the premises or line of the Service Provider). For the purposes of this definition, the Service Provider includes every Related Company of the Service Provider.

“Special Terms”	means the special terms for a Service or category of Services forming part of this Agreement.

“Suspend” or “Suspension”	includes:

(a) to restrict or otherwise withdraw the right to use the Service or any part of the Service; and

(b) to refuse any order for the Service.

“TED Customer Portal”	means the Web-portal built into Chorus’ CRM system known internally as TED and as described in the Operations Manual.

“Transfer Request”	means a request by the Service Provider to transfer (including reassign and/or transition) Services in accordance with the Operations Manual.

“Working Day”	means any day other than a Saturday, Sunday or public holiday in any province relevant to the provision of the Service.

3.	Interpretation

3.1	In interpreting this Agreement:

(a)	clause and section headings are for convenience only and do not affect the interpretation;

(b)	a word which denotes the singular also denotes the plural and vice versa;

(c)	words denoting natural persons include any legal entity or association of entities and vice versa;

(d)	all currency references are to New Zealand dollars and all amounts payable are payable in New Zealand dollars;

(e)	the words “include” and “including” are to be construed without limitation;

(f)	except where this Agreement expressly provides otherwise:

(i)	reference to a statute or regulation means that statute or regulation as amended or re-enacted and includes sub-ordinate legislation;

(ii)	references to months are to calendar months;

(iii)	reference to time is to New Zealand time; and

(iv)	reference to a document (including any technical manual or user guide) means that document as amended from time to time.

3.2	In interpreting sections 1 to 52 of this Agreement, references to clauses or sections are references to clauses or sections in the main body of this Agreement and not in the Attachments, unless specified otherwise. Sections are identified by a single number (for instance, “this section 3”) and clauses by a composite number (for instance, this clause 3.2).

PROVIDING SERVICES

4.	Guiding Principles

4.1	The following principles apply. Chorus must:

(a)	provide the Service to the Service Provider in a timely manner and with reasonable care and skill;

(b)	supply the Service to a standard that is consistent with international best practice; and

(c)	make sure the Service meets any specifications contained or referred to in the relevant Service Description and/or Special Terms,

provided that Chorus does not guarantee the Service will be continuously available or fault-free.

4.2	The principles in clause 4.1 are limited by the following factors:

(a)	reasonable technical and operational practicability having regard to Chorus’ Network;

(b)	network security and safety;

(c)	existing legal duties on Chorus to provide a defined level of service to users of the Service;

(d)	the inability, or likely inability, of the Service Provider to comply with any reasonable conditions on which the Service is supplied; and

(e)	any request for a lesser standard of Service from the Service Provider.

4.3	The principle set out in clause 4.1:

(a)	does not extend to any information about identifiable individual Chorus Customers; and

(b)	is subject to the requirement that any Confidential Information provided to the Service Provider, in accordance with that principle, must be kept confidential to the Service Provider.

5.	Conditions Of Providing Services

5.1	Chorus is not obliged to begin or continue to provide Services under this Agreement unless the prerequisites in this section 5 are satisfied at all times.

5.2	The Service Provider must provide to Chorus:

(a)	evidence reasonably satisfactory to Chorus that the Service Provider has a long term credit rating for its senior unsecured indebtedness of at least A3 (Moody’s investor Services), A- (Standard and Poor’s Ratings Group) or B+ (AM Best); or

(b)	if such evidence cannot be provided, the Service Provider must provide to Chorus the Service Provider’s choice of an unconditional:

(i)	Bank guarantee;

(ii)	letter of credit;

(iii)	cash prepayment;

(iv)	guarantee from the parent company of the Service Provider if;

(aa)	that parent company has a credit rating which is in accordance with clause 5.2(a); and

(bb)	where the parent company is not a “company” registered under Part II of the Companies Act 1993, Chorus has approved that company as a guarantor (such approval not to be unreasonably withheld or delayed); or

(v)	other security agreed by Chorus in writing,

(“Security”).

5.3	The Security must be in a form reasonably acceptable to Chorus and, in the case of a Bank guarantee or a letter of credit, from a Bank which has a credit rating acceptable to Chorus, acting reasonably. The Security must either be for:

(a)	the greater of:

(i)	$100,000; and

(ii)	an amount equal to Chorus’ reasonable estimate of the total value of Charges for Services Chorus is likely to supply to the Service Provider during any two consecutive month period of this Agreement; or

(b)	an amount otherwise agreed by Chorus in writing.

5.4	Every six months after the Commencement Date if either the Service Provider or Chorus requests, the amount of the Security must be adjusted. The adjusted Security must meet the same requirements as any Security under clause 5.3 and be for:

(a)	the greater of:

(i)	$100,000; and

(ii)	an amount equal to the total value of Charges under this Agreement over the two month period immediately preceding the date any request under this clause 5.4 is made; or

(b)	an amount otherwise agreed by Chorus in writing.

5.5	If the adjusted Security amount is an increase, the Service Provider must, within 20 Working Days after that adjustment date, provide replacement or additional security that is equal to the new Security amount, or, if the adjusted Security amount is a decrease, the Service Provider may cause the Security to be reduced accordingly.

5.6	On Chorus’ request, the Service Provider must, within 30 days, obtain and thereafter maintain a policy or policies of insurance. Such insurance must:

(a)	cover the Service Provider in respect of any liability for physical damage referred to in clause 29.1 (b) of this Agreement;

(b)	be for a sum insured of not less than $20,000,000;

(c)	have a deductible payable by the Service Provider of no more than $1,000,000;

(d)	be provided by an insurer or insurers reasonably acceptable to Chorus; and

(e)	be governed by New Zealand law and subject to New Zealand jurisdiction.

5.7	For the avoidance of doubt, if the prerequisites in section 5 are not satisfied at any time during the Agreement, then Chorus’ sole remedy will be to exercise any rights to Suspend in accordance with clause 23.7(b).

THE ATTACHMENTS

6.	Service Descriptions

6.1	The Service Descriptions identify the technical detail of the services which are to be supplied by Chorus to the Service Provider under this Agreement.

6.2	From the Commencement Date, Chorus will, subject to the terms of this Agreement, supply the Services under any Service Description for any Service which is contained within the list of services on Chorus’ website http://www.chorus.co.nz/ unless and until supply of the Services is Suspended or terminated under this Agreement or this Agreement comes to an end.

6.3	Subject to clause 6.4, Chorus may:

(a)	amend any non-price terms in this Agreement (including, the terms and conditions of the Service, the Service Description or Eligibility Criteria) on 30 days’ notice;

(b)	introduce a Service on 30 days’ notice; and

(c)	withdraw a Service on 90 days’ notice.

6.4	The amendment or withdrawal of a Service in accordance with clause 6.3 will take effect from the date specified in the notice provided by Chorus. However, Chorus may not:

(a)	amend or withdraw a particular instance of a Service to the extent that the specific instance of a Service is ordered for a specific time period (for example, a term contract) and that time period has not expired; or

(b)	amend or withdraw a Service to the extent that the Service Description or Special Terms provides (or the parties otherwise agree) that clause 7.3 will not apply in relation to some or all of the terms of supply of that Service.

6.5	Chorus is not obliged to continue to supply any service which has been removed from Chorus’ website in accordance with this Agreement.

7.	Price List

7.1	The Price Lists are Chorus’ Confidential Information, and will:

(a)	distinguish (where applicable) between Services which are offered in different markets (which will be defined by different customer segments or different geographic areas);

(b)	contains the price for each Service which is updated in accordance with clause 7.3; and

(c)	in the case of a Service which Chorus treats as a “price on application”, contains a note to this effect.

7.2	Where the Service Provider requests the supply of a “price on application” Service, Chorus will offer the Service to the Service Provider at the same price it would have offered the Service if requested from another service provider.

7.3	Subject to clause 7.4, the Charges under an applicable Price List may be amended on 60 days’ notice.

7.4	Subject to clause 7.5, if the price for a particular Service is amended, the amended price will apply to the provision of all of that Service which is supplied by Chorus to the Service Provider from the date the amendment becomes effective, regardless of whether that Service was ordered prior to the amendment.

7.5	Where a particular instance of a Service is ordered for a fixed term, the price for that instance of supply of that Service will be the price at the date at it was ordered and that price will apply for the length of the fixed term of supply.

8.	Operations Manual and Special Terms

8.1	The parties will comply with the procedures set out in:

(a)	the Operations Manual; and

(b)	the Special Terms (if any).

8.2	The service levels (if any) in the Special Terms are minimum targets only and neither party is legally obliged to achieve them unless otherwise expressly specified in the Special Terms.

8.3	Chorus may give notice to the Service Provider proposing an amendment to the Operations Manual. The Service Provider may provide comments on the proposed change to Chorus and Chorus will consider in good faith any comments which are received by Chorus within 30 days after the date Chorus gives notice of the proposed change.

8.4	Following provision of notice of the proposed amendment to the Operations Manual and the expiry of the 30 day period for providing comments under clause 8.3, Chorus may amend the Operations Manual on 30 days’ notice except to the extent that:

(a)	the Operations Manual provides that the amendment requires agreement of the parties; or

(b)	the amendment conflicts with the provisions set out in sections 1 to 52 of this Agreement.

8.5	For the avoidance of doubt, any amendment to the Operations Manual notified to the Service Provider in accordance with clause 8.4 may differ from the proposed amendment notified to the Service Provider in accordance with clause 8.3.

ORDERING SERVICES

9.	Ordering Services

9.1	The following processes will apply to the ordering of Services:

(a)	the Service Provider may request the Services from Chorus following the processes set out in this Agreement (and, in particular, set out in the Operations Manual);

(b)	all requests must be made using OO&T, except to the extent that:

(i)	the type of request or Service is not covered by OO&T; or

(ii)	OO&T is unavailable for more than 5 Consecutive Business Hours (as defined in the Special Terms);

(c)	all requests must be made in accordance with the processes set out in the Operations Manual; and

(d)	Chorus will advise the Service Provider whether each such request is accepted or rejected, in accordance with the procedures set out in the Operations Manual and the Special Terms.

9.2	The inclusion of a Service on Chorus’ website and the existence of a Service Description does not guarantee that the Service will be available in every instance when an order is placed. In particular, Services may not be available in certain areas because there is insufficient capacity on Chorus’ Network, or because the Service is requested outside of the current service area, or because equipment or plant is temporarily unavailable.

SERVICE PROVIDER’S OBLIGATIONS

10.	The Service Provider’s Responsibilities When Chorus Provides a Service

10.1	Whenever Chorus supplies Services to the Service Provider, the Service Provider will:

(a)	follow Chorus’ reasonable directions about the use of the Services which Chorus reasonably believes are:

(i)	in the interests of health and safety;

(ii)	in the interests of the quality of the service provided to Chorus’ Customers, the Service Provider’s Customers or any Other Service Provider’s customers; or

(iii)	necessary to prevent a risk to persons and property.

If Chorus is proposing to give directions under this clause of a type not previously notified to the Service Provider, Chorus will, to the extent reasonably practicable, notify the Service Provider of the proposed directions, invite feedback from the Service Provider and give its reasonable consideration to measures which will mitigate any adverse impact on the manner in which the Service Provider uses the Services;

(b)	use all reasonable endeavours to provide such information as Chorus may reasonably require in order for Chorus to perform its obligations under this Agreement;

(c)	use all reasonable endeavours to ensure that information disclosed is correct and complete to the best of the Service Provider’s knowledge at the time of provision of the information;

(d)	use Services for lawful purposes, in accordance with all applicable laws and without being a nuisance to anyone;

(e)	never interfere with the reasonable use of any service by any Customer of Chorus or any Customer of an Other Service Provider;

(f)	where required under this Agreement, use all reasonable endeavours to obtain any third party authorisation, licence or consent necessary or prudent for Chorus to supply Services to the Service Provider (other than authorisations, licences or consents required generally by Chorus to operate Chorus’ Network);

(g)	where reasonably requested by Chorus, provide reasonable assistance to Chorus in obtaining any third party authorisation, licence or consent necessary or prudent for Chorus to supply Services to the Service Provider (other than authorisations, licences or consents required generally by Chorus to operate Chorus’ Network); and

(h)	except where the law requires otherwise, only use the Services in ways that are contemplated by this Agreement.

10.2	The Service Provider must use best endeavours to ensure that there is included in:

(a)	each contract it has with a Customer for the provision of services which rely, in whole or in part, on Services; and

(b)	where the Customer in clause 10.2(a) is an Other Service Provider, each contract that the Other Service Provider has with a customer for the resale of Services or the provision of services which rely, in whole or in part, on Services, a provision that has the effect of:

(c)	providing that the Service Provider’s Customer (or the Other Service Provider’s customer) consents to the Service Provider sharing information about that Customer (or customer) with Chorus to the extent necessary for Chorus to provide the Services and that the Customer (or customer) consents to Chorus using that information as set out in clause 34;

(d)	providing that Chorus does not provide, grant or confer any benefit, right or privilege on any user;

(e)	excluding (to the maximum extent permitted by law) all liability of the Chorus Group arising from or in connection with the services which rely, in whole or in part, on Services; and

(f)	ensuring (to the maximum extent permitted by law) that Chorus is not impeded in any way in exercising any of its rights under sections 19 to 23 and 36.

10.3	The Service Provider will procure that each End User of any Service agrees to be bound by the End User Terms (if any are required) in a manner which is enforceable directly against the End User by Chorus.

EQUIPMENT AND SOFTWARE

11.	Equipment Responsibilities

11.1	At the time Chorus’ Equipment is supplied, Chorus will use all reasonable endeavours to make sure it is safe, durable and approved for connection to the rest of Chorus’ Network.

11.2	Where Chorus supplies the Service Provider with Chorus’ Equipment, the Service Provider will, from the time Chorus’ Equipment is delivered to the Service Provider or the Service Provider’s Customer’s site, where applicable:

(a)	leave Chorus’ Equipment installed and not use it otherwise than in accordance with the Operations Manual;

(b)	protect Chorus’ Equipment from radio or electrical interference, power fluctuations, abnormal environmental conditions, theft and any other risks of loss or damage, except where such risks of loss or damage are caused by Chorus;
(c)	meet any requirements set out in the Operations Manual relating to Chorus’ Equipment;

(d)	if Chorus’ Equipment is lost, stolen or damaged, notify Chorus directly and pay for repairing or replacing it, except where the loss, theft or damage was caused by the Chorus Group;

(e)	follow Chorus’ reasonable directions when using Chorus’ Equipment and never use Chorus’ Equipment for purposes for which it is not designed; and

(f)	not encumber Chorus’ title to Chorus’ Equipment or expose such title to third party claims and notify Chorus if it becomes aware of any third party claim.

11.3	When Chorus’ Equipment is no longer required the Service Provider must:

(a)	return Chorus’ Equipment to Chorus;

(b)	take reasonable care to avoid causing damage when returning Chorus’ Equipment to Chorus and be responsible for any damage to Chorus’ Equipment; and

(c)	pay all Charges for Chorus’ Equipment until such time as it is returned to Chorus.

11.4	If the Service Provider fails to return Chorus’ Equipment under clause 11.3, or if Chorus notifies the Service Provider that it will remove Chorus’ Equipment, Chorus may remove it and the Service Provider will get any consents required for Chorus to do this (such as landlord’s or owner’s consent). The Service Provider will be responsible to repair or reinstate any premises, fixtures or other equipment from which Chorus’ Equipment is removed. Chorus and the Service Provider will take reasonable care to avoid causing damage when removing Chorus’ Equipment, provided such damage has not been caused as a result of any negligent act or omission of Chorus.

11.5	Notwithstanding clauses 11.3 and 11.4, Chorus may reclaim Chorus’ Equipment on the giving of reasonable Notice if the person in possession of the equipment no longer has any legal or contractual right to retain it, or if Chorus can reasonably demonstrate the equipment may be in jeopardy, and the Service Provider will obtain any necessary consent to facilitate this. The Service Provider will be responsible to repair or reinstate any premises, fixtures or other equipment from which Chorus’ Equipment is removed, provided such damage has not been caused as a result of any negligent act or omission of Chorus.

11.6	Chorus must:

(a)	maintain Chorus’ Equipment to the same specifications that Chorus maintains equivalent equipment used to supply equivalent services to itself or Chorus’ Customers; and

(b)	where necessary to ensure the Service Provider is able to meet its obligations under clause 11.2 provide the Service Provider with adequate and timely information regarding these specifications.

12.	Software

12.1	Where Chorus provides the Service Provider with any software to use or grants the Service Provider access to a Chorus System:

(a)	Chorus will advise the Service Provider of the purpose of the provision of the software or access to the Chorus System;

(b)	Chorus remains the owner or licensee of the software or Chorus System and has the right to allow the Service Provider to use it;

(c)	the Service Provider may use the software or Chorus System only for the purposes for which it is provided;

(d)	the Service Provider’s right to use the software or Chorus System is personal to the Service Provider and may not be transferred to anyone else;

(e)	the Service Provider will not change or interfere with the software or Chorus System in any way;

(f)	the Service Provider must protect and secure its usernames and passwords from unauthorised use;

(g)	the Service Provider will not use the software or Chorus System to recreate any source code;

(h)	the Service Provider will not copy any part of the software or Chorus System except for the purposes of Chorus approved backup or testing procedures; and

(i)	the Service Provider’s right to use the software or Chorus System will continue until either:

(i)	supply of the Services (to which the software or access to the Chorus System relates) has expired or been terminated; or

(ii)	Chorus reasonably believes that the Service Provider has breached any obligation under this clause 12.1, in which case Chorus may Suspend or terminate the Service Provider’s right to use the software or Chorus System immediately, with Chorus having no liability to the Service Provider.

12.2	Chorus may at any time provide upgrades or new versions of any software. Provided that an upgrade or new version does not adversely affect supply of the Services, or the Service Provider’s use of the Services, the Service Provider will install the upgrade or new version at its own cost:

(a)	as soon as it reasonably can and no later than six months after Chorus provides it; or

(b)	immediately, if Chorus notifies the Service Provider that the Services may be adversely affected if the upgrade or new version is not installed immediately.

CHORUS’ NETWORK

13.	Safeguarding Chorus’ Network and Equipment

13.1	For the Service Provider’s own safety, and so that services supplied to Customers of Chorus are not disrupted, the Service Provider must help safeguard Chorus’ Network and Chorus’ Equipment. The Service Provider must:

(a)	let Chorus have reasonable, safe access to the Service Provider’s, or the relevant Service Provider’s Customer’s premises, or the premises of an End User:

(i)	to maintain or develop Chorus’ Network or Chorus’ Equipment;

(ii)	to fix any fault or replace any equipment; or

(iii)	for any other reasonable purpose,

provided the people Chorus sends carry proof of their identity;

(b)	follow Chorus’ reasonable directions when connecting anything to Chorus’ Network or any Chorus Equipment and make sure it complies with the Operations Manual;

(c)	only allow people authorised by Chorus to work on or around Chorus’ Network or Chorus’ Equipment; and

(d)	make sure everyone the Service Provider is responsible for also meets these obligations.

13.2	Chorus is responsible for the safe operation and upgrading of Chorus’ Network in a manner that does not:

(a)	endanger the safety or health of any of the Service Provider’s officers, contractors, employees, agents, Customers or End Users; or

(b)	damage, interfere with or cause any deterioration in the operation of the Service Provider’s Network. However Chorus will not be responsible for any damage to, interference with, or deterioration of the Service Provider’s Network that is caused by the Service Provider’s failure to ensure that the Service Provider’s Network is compatible with Chorus’ Network.

13.3	Chorus must not unreasonably withhold or delay granting authorisation under clause 13.1(c).

14.	Adverse Network Events

14.1	The Service Provider must use reasonable endeavours to inform Chorus in advance of any event of which it becomes aware which would reasonably be expected to result in high-impact usage. Chorus may take the steps it reasonably considers appropriate to minimise any detrimental effects of high- impact usage of Chorus’ Network.

14.2	A party’s Network may affect the performance of the second party’s Network. If there is an issue affecting the performance of a party’s Network then, without prejudice to the other terms of this Agreement, that party (“Affected Party”) may require the other party to meet with it within a reasonable time frame. At that meeting the parties must discuss in good faith and endeavour to agree the steps the other party will take, and the timeframes for taking those steps, to mitigate the effects on the Affected Party’s Network.

14.3	The parties must liaise with a view to eliminating any fraudulent use of the Services by the Service Provider’s Customers or End Users to the extent that the fraudulent use occurs as a result of Chorus providing Services to the Service Provider, and establishing procedures for tracing malicious usage.

15.	Property Rights

15.1	Acquiring Services from Chorus does not give the Service Provider any property rights or beneficial interest in any part of Chorus’ Network.

15.2	Providing Services to the Service Provider does not give Chorus any property rights or beneficial interest in any part of the Service Provider’s Network.

15.3	The supply of Chorus’ Equipment or software to the Service Provider, or the Service Provider’s use of Chorus’ Equipment or software, does not give the Service Provider any beneficial interest in Chorus’ Equipment or software.

16.	Personal Property Securities Act 1999

16.1	Where any bailment of:

(a)	Chorus’ Equipment to the Service Provider; or

(b)	any property of the Service Provider to Chorus,

constitutes a security interest for the purposes of the Personal Property Securities Act 1999 (“PPSA”), then:

(c)	Chorus or the Service Provider (as the case may be) may perfect its security interest by registering a finance statement in the Personal Property Securities Register; and

(d)	this clause will constitute a security agreement for the purposes of the PPSA.

17.	Intellectual Property

17.1	Except as expressly provided under this Agreement:

(a)	any Intellectual Property created or owned by Chorus will remain the property of Chorus, and any Intellectual Property created or owned by the Service Provider will remain the property of the Service Provider; and

(b)	this Agreement does not:

(i)	confer any assignment, right, title or licence of one party’s Intellectual Property to the other; or

(ii)	restrict the rights of Chorus or the Service Provider to own, use, enjoy, licence, assign or transfer its own Intellectual Property.

17.2	All Intellectual Property in any improvements or changes to Services devised or made by anyone during the time Chorus is supplying Services to the Service Provider, belong to Chorus.

17.3	Chorus indemnifies the Service Provider against cost, liability, loss, damage or expense (including legal and other professional costs) that the Service Provider incurs or suffers as a result of any claim by a third party that the provision of any Service or the use of the Services (in accordance with this Agreement) by the Service Provider, infringes any patent, copyright, design, trade name, trademark or service mark in New Zealand of that third party.

17.4	Chorus may elect at its own expense to defend any claim under clause 17.3, and if so the Service Provider must render all reasonable assistance to, and co-operate with, Chorus for that purpose at Chorus’ expense.

17.5	The Service Provider will not admit liability or settle any claim under clause 17.3 without Chorus’ prior written consent, that consent not to be unreasonably withheld or delayed. The Service Provider must notify Chorus as soon as practically possible after the date on which any claim under clause 17.3 becomes known to it.

INFORMATION TO BE PROVIDED BY THE SERVICE PROVIDER

18.	Forecasts

18.1	The Service Provider will provide Chorus with forecast information in accordance with the processes set out in the Operations Manual.

SERVICE DISRUPTION

19.	Notification and Suspension for Outages and Faults

19.1	Chorus must, where practicable, give the Service Provider reasonable notice of anything that Chorus is aware of which is likely to adversely affect Services to the same extent that Chorus provides notification to any Customer.

Planned Outages

19.2	Chorus may Suspend supply of Services for the purpose of conducting works, routine maintenance, remedial work or upgrades to Chorus’ Network (“Planned Outage”).

19.3	Chorus must:

(a)	use all reasonable endeavours to conduct any Planned Outage:

(i)	between the hours of 11:00 pm to 6:00 am inclusive where Chorus believes that is practicable; and

(ii)	in such manner as to minimise, to the extent practicable, any impact on the provision of Services to the Service Provider;

(b)	use reasonable endeavours to provide 5 days’ advance notice of the Planned Outage to the Service Provider, and in any event notify the Service Provider in advance of any Planned Outage to the same extent that Chorus provides notification to any Customer; and

(c)	in respect of any notice of a Planned Outage, provide the following information:

(i)	a brief explanation of the reason for the Planned Outage;

(ii)	the intended date, time and duration of the Planned Outage;

(iii)	a description of the Services (or the relevant part of the Services) which will be affected by the Planned Outage; and

(iv)	the name and contact details of Chorus’ representative(s) who gave the notice.

Unplanned Outages

19.4	Chorus may Suspend supply of Services:

(a)	due to any unplanned unavailability of, or interruption to, Chorus’ Network or Services; or

(b)	in order to provide or safeguard service to the emergency or other essential services,

(“Unplanned Outage”).

19.5	Chorus must use all reasonable endeavours to:

(a)	provide the Service Provider with as much notice as possible of the existence of any Unplanned Outage and in any event as soon as reasonably practicable after Chorus becomes aware of that outage; and

(b)	answer any reasonable questions from the Service Provider about the extent and duration of any Unplanned Outage.

19.6	Chorus must act reasonably and in good faith in:

(a)	planning and implementing any Planned Outage; and

(b)	managing any Unplanned Outage,

with	a view to minimising the impact on the Service Provider and Customers and End Users of the Service Provider.

19.7	If the Service Provider becomes aware of any Unplanned Outage before it receives notice from Chorus under clause 19.5, the Service Provider must make reasonable efforts to notify Chorus as soon as reasonably practical.

20.	Chorus’ Responsibility for Faults

20.1	Chorus will be responsible for fixing faults which affect the Services and are:

(a)	in Chorus’ Network (up to the demarcation point between Chorus’ Network and the premises or line of the Service Provider or Service Provider’s Customer); and/or

(b)	in Chorus’ Equipment.

20.2	Except as provided by clause 20.1(b), the Service Provider is responsible for resolving all faults on the Service Provider’s side of the relevant demarcation point or due to the incorrect operation of a service by the Customer.

21.	Diagnosing, Reporting and Fixing Faults

21.1	The Service Provider must operate a competent and sufficiently resourced faults reporting service for Customers of the Service Provider.

21.2	Before asking Chorus to investigate a fault the Service Provider must:

(a)	confirm the presence of a fault;

(b)	perform an initial fault diagnosis to identify where the fault has arisen;

(c)	use all reasonable endeavours to investigate the fault and find out all relevant information from its Customer; and

(d)	confirm the fault is one that Chorus is responsible for fixing under clause 20.1.

21.3	The Service Provider indemnifies Chorus against all loss suffered by Chorus (but not liability incurred to other people) arising from any failure by the Service Provider to perform its obligations under clause 21.2, except Indirect Damages.

Reporting faults to Chorus

21.4	Once the Service Provider has complied with clause 21.2 it must report any fault that Chorus is responsible for fixing under clause 20.1 to Chorus and provide details of it (“Reported Fault”). The procedures for making and acknowledging a Reported Fault are set out in the Operations Manual.

21.5	Where the Reported Fault is outside Chorus’ responsibility under clause 20.1 or Chorus cannot confirm the presence of a fault, then Chorus may charge the Service Provider in accordance with the relevant Price List.

21.6	Chorus will not accept any report of a fault from a Customer or End User of the Service Provider. Any Customer or End User of the Service Provider mistakenly contacting Chorus will be advised to contact the Service Provider. The Service Provider must ensure that all of its Customers are informed that all faults must be reported to the Service Provider.

21.7	The Service Provider may request in writing a post incident report in respect of any Critical End User Fault (as that term is defined below). Chorus will, within 14 Working Days of Chorus receiving a request to provide a post incident report to the Service Provider, provide a report and such report will include:

(a)	a description of the cause of the relevant fault;

(b)	steps taken by Chorus to resolve the fault; and

(c)	a description of the actions taken by Chorus to eliminate any future occurrences of a similar fault.

For the purposes of this clause 21.7;

(d)	“Critical End User Fault” is a fault that is having a severe impact on a Customer’s business, which could be one or more of the following:

(i)	entire network down;

(ii)	loss of a major data connection;

(iii)	multiple users affected;

but which is not a Network Fault; and

(e)	“Network Fault” means a fault in Chorus’ Network that does not relate to a specific Customer.

21.8	Chorus may recover from the Service Provider the costs for preparing and providing the post incident report on a reasonable time and materials basis.

Fixing faults

21.9	A Reported Fault that is Chorus’ responsibility under clause 20.1 will be fixed by Chorus between the hours of 7.00 am and 7.00 pm seven days a week. Procedures for fixing emergency faults are set out in the Operations Manual.

21.10	In relation to faults covered by clause 20.1(b), Chorus will use reasonable endeavours to fix the Fault. The standard charges payable by the Service Provider cover the cost of Chorus fixing those faults which occur through normal wear and tear, or a defect in design, materials or manufacture. If the Service Provider wants Chorus to investigate or fix anything not expressly covered by the standard charges under the relevant Price List or the Special Terms, then the Service Provider will need to pay additional charges at Chorus’ standard rates for that work and all associated costs and expenses reasonably incurred by Chorus.

21.11	Where entry into the property of, or interaction with, any Customer or End User of the Service Provider is not required, Chorus may attend the premises of that Customer or End User to fix a fault without needing to arrange a site visit with the Service Provider.

21.12	The Service Provider will facilitate contact with any relevant Customer or End User of the Service Provider and/or arrange a site visit whenever clause 21.11 does not apply and this is reasonably required by Chorus to clarify the nature of, or undertake work to fix, any Reported Fault. Chorus may communicate with a Customer or End User of the Service Provider directly so long as such communications are confined to technical matters directly concerning the Reported Fault. Chorus must comply with the customer contact procedures set out in the Operations Manual.

21.13	Upon Chorus’ acknowledgement of a Reported Fault that is Chorus’ responsibility under clause 20.1, Chorus must:

(a)	comply with the Operations Manual;

(b)	diagnose and fix the Reported Fault;

(c)	following the initial diagnosis, provide an indication to the Service Provider of the likely time to fix the Reported Fault, provided that Chorus has no obligation to provide such indication if the Reported Fault is fixed at the time of initial diagnosis; and

(d)	if requested by the Service Provider provide a brief progress report after expiry of the indicated fault restoration timeframe,

in each case using all reasonable endeavours to meet the timeframes set out in the Special Terms or, if there are none, the fault restoration timeframe indicated when the Reported Fault was made or as advised in the most recent progress report provided under clause 21.13(d).

DEFAULTS OTHER THAN FOR NON-PAYMENT AND SUSPENSION OF SUPPLY

22.	Default Notice

22.1	Where on reasonable grounds a party considers there has been a Default (other than a failure to pay any amount due under this Agreement), it may give Notice to the party in Default setting out details of the Default and giving a reasonable period to remedy the Default, which must be at least 15 Working Days (“Default Notice”).

22.2	If a Dispute Notice is given in relation to the same subject matter as a Default Notice before the period to remedy the Default expires, then:

(a)	the status quo will prevail until the Dispute is resolved;

(b)	if the Default Notice was given by Chorus, it will not give rise to any rights under clauses 23.5, 23.6, 36.5(f) or 36.6 unless and until the Dispute is resolved in Chorus’ favour; and

(c)	if the Default Notice was given by the Service Provider, it will not give rise to any rights under clause 36.3 unless and until the dispute is resolved in the Service Provider’s favour.

22.3	If a Dispute Notice is given in relation to the same subject matter as a Default Notice after the period to remedy the Default expires, then:

(a)	if the Default Notice was given by Chorus, it will give rise to rights under clauses 23.5, 23.6, 36.5(f) or 36.6 unless and until the Dispute is resolved in the Service Provider’s favour; and

(b)	if the Default Notice was given by the Service Provider, it will give rise to rights under clause 36.3 unless and until the Dispute is resolved in Chorus’ favour.

23.	Suspension of Supply

23.1	The Service Provider remains liable to pay all Charges for the Services (or part of the Services) until the Services are Suspended. The Service Provider must pay all Charges for any part of the Services the supply of which has not been Suspended, except to the extent that the Service Provider is unable to use that part of the Service as a result of the Suspension of another part of the Services.

23.2	Acceptance of part payment or the continued supply of Services by Chorus, either before or after its powers to Suspend have become exercisable, does not constitute a waiver of Chorus’ rights under this section 23.

23.3	Suspension of the Services under this section 23 as a result of the Service Provider’s Default will cease as soon as it is reasonably practicable for Chorus to complete restoration of the Services after the Default is remedied.

Suspension of supply following consultation and Default Notice

23.4	Except in a case of an exceptional event making prior consultation impractical, before Chorus may exercise any right under clause 23.5:

(a)	Chorus must give a Default Notice to the Service Provider setting out the specific event giving rise to the Default Notice, any provisions of the Privacy Act 1993 or any relevant telecommunications privacy codes of practice which are relevant and any practicable process or outcome which would remove the necessity for Suspension;

(b)	the Service Provider and Chorus must promptly make themselves available for consultation and must promptly consult with each other with a view to establishing a better understanding of the event and agreeing on a practical process or outcome which would remove the necessity for Suspension; and

(c)	5 Working Days must have expired since Chorus made itself available for consultation with the Service Provider, and the event which gave rise to the Default Notice must have continued throughout this period.

23.5	Chorus may Suspend supply of the Services, but only to the minimum extent practical so as to limit disruption to services the Service Provider provides to its Customers, if:

(a)	the Service Provider does not hold a licence, permit or other official authorisation it must hold to provide its services lawfully;

(b)	the Service Provider, in providing services that depend on the Services, is breaching the Privacy Act 1993 or any relevant telecommunications privacy codes of practice in force under Part VI of the Privacy Act 1993;

(c)	any person to whom the Service Provider is providing, or from whom the Service Provider is receiving, a service in connection with the Services is breaching the Privacy Act 1993 or any relevant telecommunications privacy codes of practice in force under the Privacy Act 1993; or

(d)	the Privacy Commissioner has performed a statutory function or exercised a statutory power which has or could have the effect of either making the operation of all or any part of the Services impractical or detrimental to Chorus’ reputation, or rendering Chorus incapable of performing an obligation relating to supply of the Service.

Suspension of restriction following Default Notice

23.6	Where Chorus gives a Default Notice in respect of a material Default by the Service Provider, Chorus may Suspend supply of the Services or (where that Default affects only a part of the Services) the relevant part of the Services, after the period to remedy the material Default has expired if such Default has not been remedied.

Immediate suspension or restriction

23.7	Chorus may Suspend supply of the Services or (if the relevant event affects only part of the Services) the relevant part of the Services, either immediately or within a reasonable period of time following the date on which the right to Suspend arises if:

(a)	the Service Provider, in meeting its obligations, exercising its rights or using the Services, endangers the health or safety of any person;

(b)	the prerequisites under section 5 have not been, or are no longer, satisfied by the Service Provider;

(c)	any person to whom the Service Provider is providing a service, that relies (in whole or in part) on the Services is, in Chorus’ reasonable opinion, using that service fraudulently or in breach of this Agreement, provided that:

(i)	Chorus will only Suspend the Services to the minimum extent practicable to protect Chorus from the effects of that fraud or use in breach of this Agreement; and

(ii)	in the event of improper (but not fraudulent) use of a service, Chorus will give 5 Working Days’ Notice to the Service Provider, and Chorus will only Suspend the Services where the Service Provider fails to remedy that improper use during that period;

(d)	the Service Provider’s operation or conduct, in Chorus’ reasonable opinion, interferes with, damages or threatens in any material way the operation of Chorus’ Network;

(e)	the primary, or all, of the business activities of the Service Provider are suspended or cease for more than 5 consecutive Working Days other than as a result of a Force Majeure Event as defined in clause 31.1;

(f)	the Service Provider is unable to pay its debts as they fall due, or is presumed to be unable to pay its debts as they fall due, in terms of section 287 of the Companies Act 1993 (whether the Service Provider is incorporated under that Act or not);

(g)	the Service Provider goes into receivership of administration or has a receiver, trustee, administrator or statutory manager appointed in respect of all or any of its business or property;

(h)	the Service Provider makes an assignment for the benefit of, or enters into or makes any arrangement or composition with, its creditors;

(i)	any resolution is passed or any proceeding is commenced for the winding up or liquidation of the Service Provider (whether on a voluntary or involuntary basis) without Chorus’ prior written consent (which is not to be unreasonably withheld or delayed), and providing that if such a proceeding is commenced on an involuntary basis it has remained ongoing on 20 or more Working Days; or

(j)	the Service Provider undergoes directly or indirectly a change of control, including by way of reconstruction or amalgamation, and whether by a single event or series of events, without Chorus’ prior written consent (which is not to be unreasonably withheld), and Chorus must give Notice of such Suspension to the Service Provider as soon as reasonably practicable.

CHARGES AND INVOICES

24.	Charging Principles

24.1	Chorus will charge for each Service the price set out in the relevant Price List on the basis specified in the relevant Price List or this Agreement.

24.2	The Service Provider must pay all Charges for supply of Services to the Service Provider under this Agreement, regardless of who uses the Services.

24.3	The Service Provider must pay GST in accordance with the Goods and Services Tax Act 1985 on all Charges. All Charges are expressed before the addition of GST, except any Charge expressly stated in writing by Chorus to be GST inclusive.

24.4	Except as expressly provided under this Agreement:

(a)	Charges for Services are payable for the period beginning on the date Services (or the relevant parts of the Services) are capable of being used unless the Service Provider and Chorus have agreed a scheduled operation date for the Services (or the relevant parts of the Services), in which case Charges will not be payable for any period before that date unless the Services are actually being used before that date; and

(b)	where the Services are supplied for a part period, a pro rata adjustment to the Charges will be made by Chorus and, where necessary, a refund will be made to the Service Provider.

24.5	The Service Provider must not rely on any information from Chorus Group concerning the tax treatment of any payments under this Agreement, or any other matter relating to tax in relation to this Agreement or Chorus’ Equipment and the Service Provider is responsible for determining the correct tax treatment of such matters.

25.	Invoices

25.1	Chorus will invoice the Service Provider for all Charges.

25.2	Chorus’ invoices must include reasonable information to enable the Service Provider to check the accuracy of all Charges.

25.3	The due date of each invoice will be specified in the invoice but will not be less than 20 Working Days following the date of the invoice.

26.	Payment

26.1	Except as expressly provided under this Agreement:

(a)	all Charges invoiced by Chorus must be paid by the Service Provider on or before the due date;

(b)	all Charges invoiced by Chorus must be paid by the Service Provider by electronic funds transfer in cleared funds to a place or bank account nominated by Chorus free of any deduction, set off or withholding; and

(c)	payments must not be made by credit card.

26.2	The Service Provider must provide Chorus with sufficient information to allow Chorus to allocate any payment to a particular invoice or invoices and provide any information reasonably requested by Chorus for this purpose.

26.3	If the Service Provider does not pay an invoice by the due date for payment, the Service Provider will be in Default and Chorus may charge the Service Provider default interest on the unpaid amount from the due date until payment is made. The default interest rate is the Bill Rate (as at the due date for payment) plus 2%.

26.4	Under no circumstances does payment of any amount unpaid under this Agreement release the Service Provider from liability for any interest payable on that amount.

26.5	Neither the Service Provider’s obligation to pay interest under this Agreement, nor the performance of that obligation, prejudices Chorus’ rights in respect of the Service Provider’s non-payment of an amount on its due date.

Electronic invoicing and billing reports

26.6	Chorus must provide monthly billing information to the Service Provider in an electronic format, as set out in the Operations Manual.

26.7	Chorus must, where practicable, provide billing reports and information additional to the information required by this section 26 when requested by the Service Provider, in which case Chorus will charge the Service Provider for providing the additional information on a reasonable time and materials basis.

Time limit for invoicing

26.8	Nothing under this Agreement or in any invoice prejudices Chorus’ right to invoice the Service Provider for any Charges except that no Charge may be invoiced 180 days or more after the later of:

(a)	the date the Service to which that Charge relates was supplied; and

(b)	the date upon which Chorus has received all information required to prepare the invoice,

27.	Non-Payment

27.1	Where the Service Provider fails to pay any amount due under this Agreement (other than an amount withheld in accordance with section 28), Chorus may give Notice to the Service Provider to pay that amount within 20 Working Days of the Notice being given (“Non-Payment Notice”). A Non-Payment Notice must state the amount due and may be given to the Service Provider at any time from the date on which this Agreement provides for interest to begin to accrue on the amount due (regardless of whether interest is charged).

27.2	A Non-Payment Notice will not be affected by the Service Provider giving a Dispute Notice to Chorus unless the Non-Payment Notice purports to require payment of an amount withheld in accordance with section 28. In this case the status quo will prevail and the Non-Payment Notice will not give rise to any rights under clause 27.3 or section 36 until the Dispute is resolved.

Suspension following Non-Payment Notice

27.3	Chorus may Suspend supply of the Services if Chorus gives the Service Provider a Non-Payment Notice and the amount due (including any interest charged) is not paid within 20 Working Days of the Non-Payment Notice being given.

27.4	Suspension of the Services under clause 27.3 will cease as soon as it is reasonably practicable for Chorus to complete restoration of the Service after the Service Provider’s non-payment is remedied.

28.	Invoice Disputes

Dealing with Invoice Error Disputes

28.1	If the Service Provider reasonably and in good faith believes there is a manifest error in either the Charges in an invoice or in the calculation of the amount of an invoice (“Invoice Error”), the Service Provider may give notice to Chorus using the process set out in the Operations Manual before the due date setting out in full details of:

(a)	the invoice;

(b)	the Invoice Error;

(c)	the grounds for the Service Provider’s belief that the Invoice Error exists; and

(d)	the amount by which the Service Provider believes that Chorus has overcharged or undercharged it by reason of the Invoice Error.

28.2	Where the Service Provider believes Chorus has overcharged it by reason of an Invoice Error, the Service Provider may withhold payment of the amount it believes it has been overcharged until the issue has been resolved in accordance with this section 28. Whenever payment is withheld under this clause 28.2 the Service Provider must, within 10 Working Days after the due date, give Chorus a full extract detailing each withheld Charge.

28.3	If the Service Provider fails to follow the notice requirements set out in clause 28.1, then any right under this section 28 to withhold payment of the amount it believes it has been overcharged does not apply.

28.4	Following the giving of any notice of an Invoice Error using the process set out in the Operations Manual, the Service Provider and Chorus must treat that notice as a Dispute Notice and resolve the Dispute in accordance with section 35. If the Dispute reaches a Deadlock, the Service Provider and Chorus must refer the Dispute to Expert Decision.

28.5	If it is agreed by the Service Provider and Chorus or decided under clause 35.7 that an Invoice Error exists in an invoice, depending on whether the amount properly payable by the Service Provider is more than the amount paid (an underpayment) or less than the amount paid (an overpayment), then:

(a)	in the case of an underpayment, the Service Provider must forthwith pay to Chorus the amount of the difference between the amount paid and the amount properly payable plus interest on that amount at the Bill Rate (as at the date of the invoice) plus 2% for the period from the day after the due date to the date of payment, or the date clause 28.10 becomes applicable, whichever is earlier; or

(b)	in the case of an overpayment, Chorus must forthwith pay to the Service Provider the amount of the difference between the amount paid and the amount properly payable, plus interest on that amount at the Bill Rate (as at the date the Service Provider made the overpayment) plus 2% for the period from the date the Service Provider made the overpayment to the date of payment, or the date clause 28.10 becomes applicable, whichever is earlier.

28.6	If it is agreed by the Service Provider and Chorus or decided under clause 35.7 that an Invoice Error does not exist, the Service Provider must forthwith pay any amount withheld plus interest on the amount withheld at the Bill Rate (as at the date of the invoice) plus 2% for the period from the day after the due date to the date of payment of the amount withheld, or the date clause 28.10 becomes applicable, whichever is earlier.

Other Invoice Disputes

28.7	Regardless of whether or not the Service Provider has previously given notice of an Invoice Error in relation to any invoice, the Service Provider may give Chorus a Dispute Notice, using the process set out in the Operations Manual, in respect of that invoice, provided that a Dispute Notice cannot be given later than 180 days after the date of the invoice. Any Dispute Notice under this clause 28.7 must comply with clause 35.2 and set out details of the invoice, the disputed amount and the grounds for the Dispute together with any available supporting evidence. The Service Provider and Chorus must resolve the Dispute in accordance with section 35.

28.8	If a Dispute under clause 28.7 is resolved in favour of the Service Provider, Chorus must forthwith pay the amount agreed or found to have been overpaid plus interest at the Bill Rate (as at the date of the overpayment) plus 2% on the overpaid amount for the period from the date the overpayment was made to the date of refund of the overpayment or the date clause 28.10 becomes applicable, whichever is earlier.

28.9	If a Dispute under clause 28.7 is resolved in favour of Chorus, the Service Provider must forthwith pay the amount agreed or found to have been underpaid plus interest at the Bill Rate (as at the date the underpayment became due) plus 2% on the underpaid amount for the period from the date the underpayment was paid to the date of payment of the balance or the date clause 28.10 becomes applicable, whichever is earlier.

Interest on unpaid amounts

28.10

Where an amount due from Chorus or the Service Provider under clause 28.5, 28.6, 28.8 or 28.9 remains unpaid on the 20th Working Day after the date the Dispute is resolved, that party must pay interest on that amount at the Bill Rate (as at that 20th Working Day) plus 5% for the period from that 20th Working Day to the date of payment of that amount, in addition to the amount due under clauses 28.5, 28.6, 28.8 or 28.9.

Calculation of interest

28.11	Any interest due under this Agreement will be calculated daily and compounded monthly.

LIABILITY AND INDEMNITY

29.	Service Provider’s Liability

Limitation of the Service Provider’s Group’s liability

29.1	The total liability of the members of the Service Provider’s Group to the Chorus Group in respect of:

(a)	any and all Defaults, negligent acts or omissions or breaches of statutory duty of or by the Service Provider’s Group under or in relation to this Agreement (except insofar as they give rise to physical damage referred to in clause 29.1(b)) is limited to $50,000 for any event or any series of related events and $100,000 in aggregate for all events (connected or unconnected) occurring in any 12 month period; and

(b)	physical damage suffered by Chorus Group arising from any and all Defaults, negligent acts or omissions or breaches of statutory duty of or by the Service Provider’s Group under or in relation to this Agreement is limited to $20,000,000 in aggregate for all events (connected or unconnected) occurring in any 12 month period, save that these limitations do not apply to the exceptions under clause 29.4 and clause 29.5.

Exclusion of the Service Provider’s Group’s liability

29.2	The liability of members of the Service Provider’s Group to the Chorus Group for Indirect Damages in respect of any and all Defaults, negligent acts or omissions or breaches of statutory duty is excluded, save that this exclusion does not apply to the exceptions under clause 29.4.

Time Bar

29.3	The members of the Service Provider’s Group have no liability to Chorus (or a member of the Chorus Group, as the case may be) in respect of any Default, negligent act or omission or breach of statutory duty under or in relation to this Agreement unless Chorus (or the member of the Chorus Group, as the case may be) notifies the Service Provider of its claim within 12 months after that Default, negligent act or omission or breach of statutory duty became reasonably discoverable.

Exceptions to the limitation and exclusion of the members of the Service Provider’s Group’s liability

29.4	The limitation under clause 29.1 and the exclusion under clause 29.2 do not apply to:

(a)	any liability resulting from the Service Provider’s Group’s fraud or wilful Default;

(b)	any obligation arising under this Agreement to pay money in the ordinary course of business;

(c)	any liability arising under the indemnities in clause 29.6 and clause 29.7; or

(d)	any liability resulting from the Service Provider’s Group’s Default under section 33.

29.5	The limitation under clause 29.1 does not apply to any liability arising under the indemnity in clause 21.3.

Costs of recovering Charges

29.6	The Service Provider indemnifies Chorus for all of Chorus’ reasonable expenses (including legal and other professional costs) properly incurred by Chorus in exercising its rights to recover any Charge the Service Provider is liable to pay Chorus under this Agreement.

The Service Provider’s liability for Customer and End User claims

29.7	The Service Provider indemnifies the Chorus Group against cost, liability, loss, damage or expense (including legal and other professional costs) that the Chorus Group incurs or suffers as a direct result of any action, proceeding, claim or demand that is made, threatened or commenced by any Customer of the Service Provider or any End User of the Service Provider’s services against any member of the Chorus Group, which relates directly or indirectly to the provision of the Services.

Mitigating Loss

29.8	Where Chorus is relying on any indemnity under clauses 21.3, 29.6 and 29.7, Chorus will take all reasonable steps to mitigate its loss.

Chorus Group and Service Provider’s Group

29.9	For the purposes of sections 29 and 30:

(a)	“Chorus Group” means Chorus and every Related Company of Chorus New Zealand Limited, all officers, contractors and employees and agents of any of those companies; and

(b)	“Service Provider’s Group” means the Service Provider and every Related Company of the Service Provider, all officers, contractors and employees and agents of any of those companies.

30.	Chorus’ Liability

Limitation of the Chorus Group’s liability

30.1	The total liability of the members of the Chorus Group to the Service Provider’s Group in respect of;

(a)	any and all Defaults, negligent acts or omissions or breaches of statutory duty of or by the Chorus Group under or in relation to this Agreement (except insofar as they give rise to physical damage referred to in clause 30.1(b)) is limited to $50,000 for any event or any series of related events and $100,000 in aggregate for all events (connected or unconnected) occurring in any 12 month period; and

(b)	physical damage suffered by the Service Provider’s Group arising from any and all Defaults, negligent acts or omissions or breaches of statutory duty of or by the Chorus Group under or in relation to this Agreement is limited to $20,000,000 in aggregate for all events (connected or unconnected) occurring in any 12 month period, save that these limitations do not apply to the exceptions under clause 30.4.

Exclusion of Chorus Group’s liability

30.2	The liability of members of Chorus’ Group to the Service Provider’s Group:

(a)	for Indirect Damages in respect of any and all Defaults, negligent acts or omissions or breaches of statutory duty; or

(b)	arising or resulting from or in connection with the Service Provider’s failure to:

(i)	meet its responsibilities under clause 10.1;

(ii)	provide Chorus such information as Chorus reasonably requires to perform its obligations under this Agreement;

(iii)	ensure that such information disclosed to Chorus is correct and complete; or

(iv)	obtain third party authorisation, licence or consent necessary or prudent for Chorus to supply Services to the Service Provider (other than authorisations, licences or consents required generally by Chorus to operate Chorus’ Network);

is excluded, save that this exclusion does not apply to the exceptions under clause 30.4.

Time bar

30.3	The Chorus Group has no liability to the Service Provider (or a member of the Service Provider’s Group, as the case may be) in respect of any Default, negligent act or omission or breach of statutory duty under or in relation to this Agreement unless the Service Provider (or the member of the Service Provider’s Group, as the case may be) notifies Chorus of its claim within 12 months after that Default, negligent act or omission or breach of statutory duty became reasonably discoverable.

Exceptions to the limitation and exclusions of Chorus Group’s liability

30.4	The limitation under clause 30.1 and the exclusions under clause 30.2 do not apply to:

(a)	any liability resulting from Chorus Group’s fraud or wilful Default;

(b)	any obligation arising under this Agreement to pay money in the ordinary course of business;

(c)	any liability arising under the indemnity in section 17; or

(d)	any liability resulting from Chorus Group’s Default under section 33.

Mitigating Loss

30.5	Where the Service Provider is relying on any indemnity under section 17, the Service Provider will take all reasonable steps to mitigate its loss.

31.	Force Majeure

31.1	In this section 31:

(a)	“Force Majeure Event” means any event beyond the reasonable control of a party, including:

(i)	act of God or force of nature (including fire, earthquake, flood, landslide and weather of exceptional severity);

(ii)	public mains electrical supply failure;

(iii)	serious accident the cause of which is unconnected to the party relying on the Force Majeure Event (including explosion and radioactive contamination);

(iv)	requirement or restriction of or failure to act by any government, regulatory or judicial entity (including any requirement to comply with a statutory or regulatory obligation) other than any exercise of power under the Act in relation to this Agreement itself;
(v)	epidemic, or national or local emergency (whether in fact or law);

(vi)	sabotage, riot, insurrection, terrorism or civil disorder;

(vii)	military operations or war (whether declared or not);

(viii)	industrial dispute of any kind (provided that, in circumstances where the industrial dispute involves its own contractors, employees or agents, the party relying on the Force Majeure Event must have taken reasonable actions to prevent such industrial dispute from arising);

(ix)	acts or omissions of strangers for whom the party relying on the Force Majeure Event is not responsible. For the avoidance of doubt:

(aa)	the Service Provider and Chorus are responsible for all of their respective officers, contractors, employees or agents; and

(bb)	notwithstanding paragraph (aa) Chorus is not responsible for the acts or omissions of an Other Service Provider providing interconnection services to Chorus,

but does not include:

(x)	any event which the party relying on the Force Majeure Event could have avoided or overcome by exercising a standard of reasonable care at a reasonable cost; or

(xi)	a lack of funds for any reason or any other inability to pay.

(b)	Notwithstanding anything in this Agreement, neither the Service Provider nor Chorus is liable for any cost, liability, loss, damage or expense (including legal and other professional costs) for not meeting or for any delay in meeting any obligation under this Agreement (other than any obligation arising under this Agreement to pay money in the ordinary course of business) caused by a Force Majeure Event.

(c)	Where the Service Provider or Chorus rely on a Force Majeure Event in respect of any failure or delay in meeting its obligations under this Agreement, it must forthwith give Notice to the other party of the estimated extent and duration of its inability to perform or delay in performing its obligations.

(d)	Upon cessation of the effects of a Force Majeure Event any party relying on it must forthwith give Notice to the other party of such cessation.

(e)	A Force Majeure Event does not discharge any party relying on it from any obligation accrued beforehand. Any party relying on a Force Majeure Event must continue to perform those of its obligations not affected by the Force Majeure Event.

(f)	Any party affected by a Force Majeure Event will use all reasonable endeavours to mitigate as soon as practicable those consequences of that Force Majeure Event which have affected its obligations under this Agreement, and will keep the other party fully informed about the status of the Force Majeure Event and the extent to which it is preventing the first party from performing those obligations.

(g)	To the extent that Chorus is prevented as a result of a Force Majeure Event from providing all or part of the Services, the Service Provider is not required to pay the Charges that apply to that part of the Service that is not provided by Chorus during the Force Majeure Event.

32.	Certain Rights Not Excluded

32.1	Nothing in this Agreement excludes or limits:

(a)	either party’s right to enforce this Agreement by applying for an order for specific performance, an interim injunction or interim orders;

(b)	any statutory liability of either party, to the extent that it is prohibited by law from excluding or limiting such liability; or

(c)	either party’s liability to pay any costs of, or awarded in, any court proceedings, arbitration or mediation.

INFORMATION

33.	Confidential Information

33.1	In this section 33:

(a)	“Disclosing Party” means (as the context requires):

(i)	the Service Provider when disclosing information to Chorus; and

(ii)	Chorus when disclosing information to the Service Provider.

(b)	“Receiving Party” means (as the context requires):

(i)	the Service Provider when receiving information from Chorus; and

(ii)	Chorus when receiving information from the Service Provider.

(c)	“Service Provider” includes any Related Company of the Service Provider.

(d)	“Chorus” includes any Related Company of Chorus.

(e)	“Confidential Information” means this Agreement itself, all conversations and documents related to the negotiation, variation or amendment of this Agreement or any replacement Wholesale Commercial Services Agreement, any correspondence about this Agreement marked or identified as confidential and all information which is confidential or proprietary to the Disclosing Party and is used or disclosed in connection with this Agreement, including information which is confidential or proprietary to a third party and is used or disclosed in connection with this Agreement by the Disclosing Party under licence from that third party and including information derived from Confidential Information, but excludes:

(i)	information which is independently developed by the Receiving Party outside the scope of this Agreement, provided that such development did not rely on any Confidential Information;

(ii)	information obtained from a source independent of the Disclosing Party;

(iii)	information which was publicly available at the time it was received;

(iv)	information which was known to the Receiving Party at the time it was received or becomes publicly available after the time it was received other than by a breach of an obligation of confidence;

(v)	information required to be released under any applicable law or the regulations of a stock exchange on which the Receiving Party’s shares are listed;

(vi)	information expressly stated under this Agreement to be disclosed to the public or telecommunications industry;

(vii)	information expressly stated under this Agreement not to be Confidential Information;

(viii)	any press release or other public statement that is agreed by the Service Provider and Chorus; or

(ix)	Confidential Customer Information or information which may be Confidential Customer Information if it were not for clauses 33.1 (f)(i) to (iv).

(f)	“Confidential Customer Information” means all information which a party (“the first party”) provides to the other party on a confidential basis, or which the other party holds or obtains, concerning a particular person who is or intends to become a Customer of the first party. It includes the fact that the person intends to subscribe for or has subscribed for any of the first party’s services and includes information about that Customer which is generated from usage records made by that Customer or by End Users of any service provided to that Customer that relies (in whole or in part) on the Service but excludes the contents of this Agreement and any information (including information which was formerly Confidential Customer Information):

(i)	obtained from the person or from any other source independent of either party;

(ii)	which is publicly available and is obtained from a public source;

(iii)	which is both contained in and generated from a party’s own billing records relating to its Customers other than billing records relating to its services to the other party; or

(iv)	expressly stated in this Agreement not to be Confidential Customer Information.

33.2	Subject to the following clauses of this section 33, a Receiving Party will keep Confidential Information in confidence and will not (and will ensure that its officers, contractors, employees or agents and professional advisors do not) disclose Confidential Information to any third party or use any of the Confidential Information other than as necessary for the performance of this Agreement.

33.3	A Receiving Party will exercise the greater of:

(a)	the degree of care of Confidential Information that a reasonable person with knowledge of the confidential nature of the Confidential Information would apply; and

(b)	the security or degree of care that it applies to its own Confidential Information of an equivalent nature.

33.4	A Receiving Party will restrict disclosure of Confidential Information within itself to those persons who have a reasonable need to know.

33.5	A Receiving Party may disclose Confidential Information to an officer, contractor, employee or agent or professional advisor where that person has a reasonable need to know, provided that the Receiving Party will be responsible for any disclosure of the Confidential Information by that person where such disclosure would be a breach of this section 33 if made by the Receiving Party.

33.6	A disclosure of Confidential Information will not constitute a breach of this section 33 where it is:

(a)	authorised in writing by the Disclosing Party to the extent of that authority;

(b)	to an emergency organisation;

(c)	properly made pursuant to a relevant statutory or regulatory obligation;

(d)	properly and reasonably made to a Court or any person appointed by the Service Provider and Chorus under section 35 to resolve a Dispute; or

(e)	to obtain or maintain any listing on any recognised stock exchange,

subject (in the case of any disclosure specified in clauses 33.6(c) to 33.6(e) to the Receiving Party informing the Disclosing Party as soon as reasonably practicable, after such disclosure.

33.7	Either party (“the first party”) may disclose all or any part of this Agreement to the Commission, provided that:

(a)	the first party requests that the information be protected from disclosure to the general public under an applicable Commission confidentiality order (if any);

(b)	the first party requests, if and when the information becomes subject to the Official Information Act 1982, that the information be protected from requests for public disclosure under any applicable ground for availability of public held information; and

(c)	the first party gives the other party at least one Working Day’s prior Notice of disclosure (but the other party’s consent to the disclosure is not required).

33.8	Without limiting the rights and obligations of each party under the Customer Transfer Code, each party must use reasonable care to ensure that it does not use Confidential Customer Information for sales or marketing purposes, which means using the information in a manner designed to prevent or encourage the transfer of a Customer from one party to the other or the subscription to a service (that relies, in whole or in part, on the Service) offered by a party (whether or not that service is offered by the other party), except that:

(a)	this clause is not intended to prevent a party using any information about one of its Customers (who may also be a Customer of the other party) which is generated solely within the first party’s Network from its own records relating to its own services, provided that any such information a party generates through transferring one of its Customers to a service provided by the other party must not be used for sales and marketing purposes before completion of the transfer process. For example, billing information of one party indicating that a person who is a Customer of that party is dialling and/or receiving calls from numbers allocated to the other party is not Confidential Customer Information of the other party; and

(b)	each party must ensure that its personnel directly involved in the supply of the Service may not, at the same time, be involved in marketing or sales to that Customer. To avoid doubt, nothing in this clause 33.8(b) prevents either party restructuring the operational aspects of its business.

33.9	The Service Provider consents to Chorus confirming to the Telecommunications Carriers Forum that the Service Provider has entered into this agreement so that the Telecommunications Carriers Forum may liaise with the Service Provider for the purpose of arranging its participation in the Customer Transfer Code.

33.10	Damages may not be an adequate remedy in the case of a breach of sections 33 or 34 and either party may seek an injunction or interlocutory relief in these circumstances.

34.	The Service Provider’s Information

34.1	Subject to the requirements of confidentiality imposed under section 33, Chorus may collect information about the Service Provider and Customers and End Users of the Service Provider where and to the extent that such information is reasonably required for the purpose of providing the Services (“Service Provider Information”). Service Provider Information may be obtained from the Service Provider or generated within Chorus’ Network when the Service Provider or anyone else uses the Services.

34.2	For the avoidance of doubt, nothing in this section 34 will require the Service Provider, or entitle Chorus to do anything in breach of any statutory or regulatory obligation or in breach of any confidentiality obligation to a third party.

34.3	Chorus may:

(a)	hold Service Provider Information and share it with its officers, contractors, employees and agents who are directly involved in the provision of the Services, but only where and to the extent that this is necessary to enable Chorus to provide the Service Provider with the Services, send the Service Provider invoices, check that the Service Provider’s obligations are being met, or otherwise to administer and enforce this Agreement;

(b)	share Service Provider Information with Other Service Providers, but only where and to the extent that this is necessary to enable the Service Provider to send or receive messages of any kind through any telecommunications network;

(c)	disclose Service Provider Information in accordance with and to the extent required by a reporting obligation under any applicable law;

(d)	use Service Provider Information in order to ensure compliance with non-discrimination or similar clauses in contracts between Chorus and Customers of Chorus or Other Service Providers provided that the Service Provider and any Customer or End Users of the Service Provider are not identified; and

(e)	use Service Provider Information for statistical purposes in fulfilment of legal or regulatory requirements, provided that the Service Provider and any Customers or End Users of the Service Provider are not identified.

RESOLVING DISAGREEMENTS

35.	Dispute Resolution

General

35.1	Except as expressly provided under this Agreement, any dispute, disagreement, question or difference that arises between the parties in relation to this Agreement or the subject matter of this Agreement (“Dispute”), must be resolved in accordance with this section 35.

Notice of Dispute

35.2	If a Dispute arises, either party may give Notice to the other requiring that the Dispute be resolved in accordance with this section 35 (“Dispute Notice”). A party’s Dispute Notice must specify:

(a)	the nature of the Dispute;

(b)	its representative for negotiations under clause 35.4; and

(c)	its suggestion for settling the Dispute.

Response to Dispute Notice

35.3	A party receiving a Dispute Notice must, within 5 Working Days of receipt, reply to the other party by Notice in writing specifying:

(a)	its representative for negotiations under clause 35.4; and

(b)	its suggestion for settling the Dispute.

Negotiations

35.4	The parties must enter into negotiations to resolve the Dispute within 10 Working Days of receiving the Dispute Notice. Negotiations must be held between a senior representative of each party who must have authority to settle the Dispute. The senior representatives must endeavour to resolve the Dispute within 20 Working Days of receiving the Dispute Notice. If the senior representatives are not able to resolve the Dispute within 20 Working Days of receiving the Dispute Notice then the Dispute will be considered to have reached a deadlock (“Deadlock”).

Dispute resolution options where negotiations fail

35.5	If the Dispute reaches a Deadlock then:

(a)	the parties may agree in writing to refer the Dispute to mediation in accordance with clause 35.6;

(b)	the parties may agree in writing to refer the Dispute to expert decision in accordance with clause 35.7; or

(c)	either party may refer the Dispute to arbitration in accordance with clause 35.8 (in the circumstances permitted under clause 35.8),

save that the parties must refer any Invoice Error to expert decision in accordance with clause 35.7.

Mediation

35.6	Where the parties have agreed in writing to refer a Dispute that has reached a Deadlock to mediation (“Mediation Referral Agreement”), the following provisions will apply:

(a)	the mediator will be appointed by agreement between the parties. However, if the parties can not agree on a mediator within 5 Working Days of the Mediation Referral Agreement, then the mediator will be appointed at the written request of either party by the president for the time being of LEADR NZ—Leading Edge Alternative Dispute Resolvers, New Zealand (or the president’s nominee) or its successor body. The party making this request must copy the request to the other party;

(b)	unless the parties agree otherwise in writing, the terms of reference for the mediation will be the model mediation terms suggested by LEADR NZ; and

(c)	either party may, by Notice to the other, revoke the Mediation Referral Agreement at any time.

Expert Decision

35.7	Where the parties must, or have agreed in writing to, refer a Dispute that has reached a Deadlock to expert decision (“Expert Referral Agreement”), the following provisions will apply:

(a)	the expert will be appointed by agreement between the parties. However, if the parties cannot agree on the expert within 5 Working Days of the Expert Referral Agreement, then an appropriately qualified and experienced expert will be appointed at the written request of either party by the President of the New Zealand Law Society or of its successor body (or the President’s nominee) (“the Appointer”). The party making this request will use, and where possible ensure that the Appointer uses, best endeavours to ensure that the appointment of the expert occurs no later than 15 Working Days from the date for the Expert Referral Agreement. The party making this request must copy the request to the other party;

(b)	to be eligible for appointment, the expert must be independent and impartial, experienced in the relevant area of telecommunications and will preferably be experienced in dispute resolution procedures. Unless the parties agree otherwise, he or she must not have performed any duties, whether as an employee, consultant or contractor, for any of the parties or any Related Company during a 12 month period prior to the date the Dispute Notice was given;

(c)	the expert may seek independent legal advice regarding the appropriate procedures for resolution of the Dispute;

(d)	the expert must adopt a procedure which, in the expert’s opinion, is the most simple and expeditious procedure practicable in the circumstances;

(e)	the parties will provide the expert with any information that the expert reasonably requires in a timely manner. The expert is entitled to make a decision in the absence of the information requested being provided, but subject to a reasonable time being given to the relevant party to provide that information;

(f)	the expert will act as an expert and not as an Arbitrator under the Arbitration Act 1996. The expert will be entitled to rely on the expert’s own judgement and opinion;

(g)	the expert should seek to make decisions that are timely, practical and efficient;

(h)	the expert will provide the parties with a draft decision for comment prior to finalising it. The expert must provide the parties with a reasonable period in which to comment on the draft decision and must take any comments received during that period into account in finalising a decision;

(i)	the expert must provide a decision (which must include reasons for that decision) to the parties in writing as soon as reasonably practicable and, in the absence of manifest error or bad faith, that decision will be final and binding upon the parties. Either party has 10 Working Days from the date the decision is provided to assert that the expert’s decision contains a manifest error or the expert has acted in bad faith;

(j)	the expert must use all reasonable endeavours to reach a final decision within 40 Working Days after appointment, and the parties must co-operate reasonably with the expert to achieve that timetable;

(k)	except as set out in clause 35.7(I), the costs of the expert will be borne equally by the parties. Each party will bear its own costs in relation to the expert’s decision; and

(l)	where a party has asserted that the expert’s decision contains a manifest error or the expert has acted in bad faith, and such assertion is not upheld in that party’s favour by the relevant court or other authority, then the party making the assertion will bear the reasonable costs (that is, all legal and other expenses) of both parties in relation to that assertion only.

Arbitration

35.8	If the Dispute reaches a Deadlock and the parties:

(a)	have agreed to refer the Dispute to mediation and have not resolved the Dispute by the earlier of the conclusion of the mediation or the revoking of the Mediation Referral Agreement; or

(b)	have not agreed to refer the Dispute to mediation or expert decision,

then either party may refer the Dispute to arbitration by a sole arbitrator (being a New Zealand resident) under the Arbitration Act 1996, by giving Notice to the other party (“Arbitration Referral Notice”) and the following provisions will apply:

(c)	the arbitrator will be appointed by agreement between the parties. However, if the parties cannot agree on an arbitrator within 5 Working Days of receipt of the Arbitration Referral Notice, the arbitrator will be appointed at the written request of either party by the Appointer. The party making this request must copy the request to the other party;

(d)	the arbitration will take place in Auckland or Wellington (at the arbitrator’s discretion);

(e)	the arbitrator must adopt a procedure which, in the arbitrator’s opinion, is the most simple and expeditious procedure practicable in the circumstances;

(f)	the Second Schedule of the Arbitration Act 1996 will apply;

(g)	the costs of the arbitrator will be borne equally by the parties unless the arbitrator determines otherwise; and

(h)	the parties will co-operate to ensure the expeditious conduct of the arbitration. In particular, each party will comply with any reasonable time limits sought by the other for settling the terms of reference, interlocutory matters and all other steps preliminary and incidental to the hearing and decision of the Dispute.

Interlocutory or injunctive relief

35.9	Nothing in this section 35 will prevent either Party from seeking urgent interlocutory or injunctive relief from the Court.

TERMINATION

36.	Termination

36.1	Unless otherwise set out in this Agreement or agreed in writing, this Agreement terminates on the date that is 12 months after the Commencement Date.

Early termination of Agreement by the Service Provider

36.2	This Agreement may be terminated with effect at any time by the Service Provider giving Chorus at least three months’ Notice.

36.3	Where the Service Provider gives a Default Notice to Chorus, the Service Provider may, after the period to remedy the Default has expired and provided that the Default has not been remedied, terminate this Agreement on giving no less than 10 Working Days’ Notice.

36.4	Early termination of Agreement by Chorus

36.5	Chorus may on giving Notice to the Service Provider, terminate the Agreement either immediately or within a reasonable period of time following the date on which the right to terminate arises if:

(a)	the primary, or all, of the business activities of the Service Provider are suspended or cease for more than 5 consecutive Working Days other than as a result of a Force Majeure Event as defined in clause 31.1;

(b)	the Service Provider is unable to pay its debts as they fall due, or is presumed to be unable to pay its debts as they fall due, in terms of section 287 of the Companies Act 1993 (whether the Service Provider is incorporated under that Act or not);

(c)	the Service Provider goes into receivership or administration or has a receiver, trustee, administrator or statutory manager appointed in respect of all or any of its business or property;

(d)	the Service Provider makes an assignment for the benefit of, or enters into or makes any arrangement or composition with, its creditors;

(e)	any resolution is passed or any proceeding is commenced for the winding up or liquidation of the Service Provider (whether on a voluntary or involuntary basis) without Chorus’ prior written consent (which is not to be unreasonably withheld or delayed), and providing that if such a proceeding is commenced on an involuntary basis it has remained ongoing for 20 or more Working Days;

(f)	Chorus has given a total of 5 or more Default Notices and/or Non-Payment Notices in any period of 12 months, provided that each Notice included in the total under this clause:

(i)	may have been in respect of the same or any different Default; and

(ii)	must not have been subject to a Dispute that was resolved in the Service Provider’s favour;

(g)	Chorus has given a Non-Payment Notice (which does not purport to require payment of an amount withheld in accordance with section 28) and the non-payment has not been remedied within 30 days of the Non-Payment Notice being given; or

(h)	the Service Provider undergoes directly or indirectly a change of control, including by way of reconstruction or amalgamation, and whether by a single event or series of events, without Chorus’ prior written consent (which is not to be unreasonably withheld).

36.6	Where Chorus gives a Default Notice to the Service Provider, Chorus may, after the period to remedy the Default has expired, terminate this Agreement on giving no less than 10 Working Days’ Notice, provided that:

(a)	the Default has not been remedied; and

(b)	the Default is material.

Termination of provision of a particular Service by the Service Provider

36.7	Except where a particular Service is provided for a fixed term, the Service Provider may terminate the provision of a particular Service after giving notice to Chorus of one month or more. On the expiry of the notice period, Chorus must terminate supply of the relevant Service(s) in accordance with the relevant notice.

36.8	The Service Provider remains liable to pay all Charges for the Service until termination.

36.9	Acceptance of part payment or the continued supply of the Service by Chorus, either before or after its powers to terminate have become exercisable, does not constitute a waiver of Chorus’ rights under this section 36.

37.	Fixed Terms

37.1	Subject to clause 37.2, if Chorus continues to provide a Service after the end of any applicable fixed term of that Service, that Service is deemed to be provided on the terms of this Agreement as if the fixed term had not ended, except Chorus may:

(a)	cease providing that Service to the Service Provider on one month’s notice to the Service Provider; or

(b)	change the terms (including the Charges) for that Service on one month’s notice to the Service Provider of the change,

and such cessation or change will not be a breach of those terms.

37.2	Where:

(a)	this Agreement expires or terminates for any reason other than under clauses 36.5(a) to 36.5(e) or clause 51.2; and

(b)	immediately prior to that expiry or termination, Chorus is providing any Service to the Service Provider subject to a fixed term contract,

then, in relation to each supply of the Service that is subject to such a fixed term contract, this Agreement will continue to apply, and Chorus will continue to supply the relevant Service, until the end of the relevant fixed term contract.

38.	Rights and Responsibilities Continue

38.1	The ending of this Agreement does not affect any rights and responsibilities under this Agreement which:

(a)	are intended to continue or come into force after this Agreement ends; or

(b)	have accrued up to the date that this Agreement ends.

GENERAL

39.	Health And Safety

39.1	The Service Provider and Chorus will comply with each other’s reasonable requirements for security, health and safety, when working at each other’s premises. Chorus will also comply with any reasonable requirements for security, health and safety when working at the premises of a Customer or that End User. Where practicable, these requirements will be communicated to each other in writing.

40.	Consumer Guarantees Act

40.1	Services are supplied to the Service Provider for the purposes of a business as defined in the Consumer Guarantees Act 1993. The provisions of that Act do not apply to Services supplied to the Service Provider under this Agreement.

41.	Transfer of a Party’s Interests

41.1	Subject to clause 41.2, either party may transfer all of its interests (but not less than all) under this Agreement with the prior written consent of the other party. Consent must not be unreasonably withheld.

41.2	Chorus may transfer all or any part of its interest in this Agreement to a Related Company of Chorus in connection with any re-organisation of, or other change in, its business or the structure of the Chorus Group so long as the proposed transferee has executed and delivered a deed under which it becomes responsible directly to the Service Provider for meeting all obligations to the Service Provider under this Agreement (or as the case may be, the part of this Agreement being transferred), whenever arising. From the date of transfer, the Related Company of Chorus becomes responsible, and Chorus ceases to be responsible, for meeting all obligations to the Service Provider relating to this Agreement (or part of it) that has been transferred.

42.	Representations

42.1	The Service Provider may not represent, and will use reasonable endeavours to ensure that its employees, contractors or agents do not represent, that:

(a)	the Service Provider has any special relationship with or special pricing from Chorus; or

(b)	there will be a continuing contractual relationship between Chorus and the Customer in respect of services provided to the Service Provider.

42.2	Chorus may not represent and will use reasonable endeavours to ensure that its employees, contractors or agents do not falsely represent that:

(a)	End Users receive an inferior service from the Service Provider, including without limitation, that the quality of calls is inferior; or

(b)	as the owner of the Network providing the services, Chorus can provide a better calling service to the End User.

43.	Variation

43.1	Any variation to this Agreement must be recorded in writing and signed (whether in counterparts or otherwise) by the authorised representatives of the Service Provider and Chorus. To avoid doubt, this clause 43.1 does not limit Chorus’ ability to amend the Operations Manual under clause 8.4.

44.	Subcontracting

44.1	A party may have subcontractors or other agents meet any of its obligations under this Agreement, but it will remain liable to the other party for meeting all those obligations.

45.	Independent Contractor/Privity

45.1	No legal partnership, employer/employee, principal/agent or joint venture relationship is created or evidenced by this Agreement.

45.2	No contract, obligation or other legal relationship is created between Chorus and any Service Provider’s Customer or third party by this Agreement. Chorus does not provide, grant or confer any right, benefit or privilege on any of the Service Provider’s Customers under this Agreement.

45.3	No Service Provider’s Customer or third party will have the benefit of or be entitled to enforce, any part of this Agreement under the Contracts (Privity) Act 1982 or otherwise, except where this Agreement provides otherwise or as provided by law.

45.4	For the avoidance of doubt, any member of the Chorus Group (or the Service Provider’s Group, as the case may be) will have the benefit of or be entitled to enforce, any part of this Agreement under the Contracts Privity Act 1982 or otherwise where this Agreement expressly confers a benefit on that member of the Chorus Group (or Service Provider’s Group, as the case may be).

46.	Prevailing Terms

46.1	If there is any conflict between the parts of, or Attachments to, this Agreement then the order of precedence will be, unless otherwise specifically stated:

(a)	Sections 1 to 52 of this Agreement;

(b)	the Special Terms;

(c)	the Price List; and

(d)	the Operations Manual.

47.	Entire Agreement

47.1	This Agreement contains the entire understanding of the parties about the subject matter expressly referred to in this Agreement and with respect to that subject matter, this Agreement will prevail over all previous agreements and understandings between the parties or representations made by either party. The Service Provider acknowledges that in entering into this Agreement it has not relied on any representation made by Chorus about that subject matter, whether oral or written, which is not contained in this Agreement.

47.2	The provision of Services to the Service Provider by Chorus will be governed exclusively by this Agreement.

47.3	With effect from midnight on the day preceding the Commencement Date, any previous agreements between the parties for the provision of wholesale services will terminate.

48.	No Waiver

48.1	A waiver of any right, power or remedy under this Agreement must be in writing signed by the party granting it. A waiver is only effective in relation to the particular obligation or Default in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or Default or as an implied waiver of that obligation or Default in relation to any other occasion.

48.2	The fact that a party fails to do, or delays in doing, something the party is entitled to do under this Agreement does not amount to a waiver.

49.	Notices

49.1	Notices to Chorus or the Service Provider must be in writing and must be sent to the relevant contact addresses below:

The Service Provider contact address:

The Service Provider Contact:	Group General Counsel

Delivery Address:	Level 2, Telecom Place, 167 Victoria Street West, Auckland 1142, New Zealand

Fax:	(64) (9) 303 3430

Postal Address:	Level 2, Telecom Place, 167 Victoria Street West, Auckland 1142, New Zealand

Chorus contact address:

Chorus Contact:	General Counsel and Company Secretary

Delivery Address:	Level 9, 68-86 Jervois Quay, Wellington 6011, New Zealand

Fax:	(64) (4) 472 4795

Postal Address:	Level 9, 68-86 Jervois Quay, Wellington 6011, New Zealand

49.2	Any Notice given by:

(a)	post to a contact address will be assumed to have been delivered 3 days after it is posted; and

(b)	fax to a contact fax number will be assumed to have been delivered once a correct transmission confirmation slip is received, but any fax sent after 5:00 pm on a Working Day will be deemed to have been delivered at 9:00 am on the next Working Day.

50.	Severing Unlawful Terms

50.1	If the parties disagree about whether or not a term of this Agreement is unlawful and unenforceable, the Service Provider must continue to pay all invoiced charges in accordance with section 24 and both parties perform all their obligations under this Agreement (other than those which may be unlawful or unenforceable and those obligations that are not able to be performed due to terms that may be unlawful or unenforceable) until a final decision is made by an arbitrator or by a court on the lawfulness and enforceability of the term, unless the parties agree otherwise in writing.

50.2	If a final decision is made by an arbitrator or by a court that any term of this Agreement is unlawful and unenforceable:

(a)	it will be severed from this Agreement to the extent that it is unlawful and unenforceable; and

(b)	the rest of this Agreement will remain in force; and

(c)	either party may give Notice requiring the other to use reasonable endeavours to negotiate a change to this Agreement which is lawful and consistent with the final decision and which puts both parties, as far as is reasonably possible, in the commercial position they would have been in if it were not for the final decision.

51.	Regulatory Event

51.1	For the purpose of this section 51, “Regulatory Event” means any legislative or regulatory change (including, any determination, direction or decision by a regulatory authority, or the introduction of or change to any regulations, reference offer or undertaking) that directly or indirectly has the effect of:

(a)	altering the terms of this Agreement;

(b)	making the operation of this Agreement impracticable;

(c)	materially altering the burden (financial or otherwise) of Chorus providing Services under this Agreement;

(d)	making Chorus incapable of performing this Agreement; or

(e)	causing Chorus (voluntarily or otherwise) to materially alter its operations or structure.

51.2	Chorus may end the provision of Services in response to a Regulatory Event, by giving the Service Provider one month’s Notice. Such Notice must set out the nature of the Regulatory Event.

52.	Governing Law

52.1	This Agreement will be governed by, and construed in accordance with, the laws of New Zealand, and the parties submit to the non-exclusive jurisdiction of the courts of New Zealand.